EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Taleo Corporation dated September 15, 2008 of our report dated February 8, 2008 related to the consolidated balance sheet of Vurv Technology, Inc. and subsidiaries as of January 31, 2007, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows for each of the two years in the period ended January 31, 2007, and contained in Registration Statement Nos. 333-152720, 333-145489, and 333-133702 of Taleo Corporation on Form S-8.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Jacksonville, Florida
September 15, 2008